Perma-Fix Announces Private Exchange Offer

ATLANTA – April 24, 2018 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) announced today that it has commenced an offer to all holders of the Series B Preferred Stock (the “Series B Preferred Stock”) of East Tennessee Materials and Energy Corporation, a Tennessee corporation (“M&EC”) and a subsidiary of the Company, to exchange during the Exchange Offer period, for every share of Series B Preferred Stock tendered, 0.1050805 shares of newly issued common stock of the Company, par value $.001 per share (“Common Stock”). There are approximately 13 holders of record of M&EC’s Series B Preferred Stock. The Exchange Offer is being made on an all-or-none basis as described herein, for all 1,284,730 shares of Series B Preferred Stock outstanding. Assuming all currently outstanding shares of Series B Preferred Stock are tendered for exchange and not validly withdrawn, the Company would issue an amount of its shares of Common Stock not to exceed 135,000. The Company owns 100% of the voting capital stock of M&EC.

The following is a brief summary of certain key elements of the Exchange Offer:

The Exchange Offer will expire at Midnight, Eastern Standard Time, on May 30, 2018 (the “Expiration Date”), unless extended or earlier terminated by the Company.

The Company will not issue fractional shares of Common Stock in the Exchange Offer, but instead will pay cash for all fractional shares on the settlement date based upon the closing price per share of Common Stock on the last trading day immediately preceding the Expiration Date of the Exchange Offer.

The shares of Common Stock issued in exchange for shares of Series B Preferred Stock will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and, consequently, will be considered restricted securities that have restrictions on transferability and may not be transferred or resold except in compliance with the registration requirements of the Securities Act of 1933, as amended, or pursuant to an exemption therefrom and in compliance with other applicable securities laws.

Mark Duff, President and CEO of the Company, commented, “This was an important step as we complete the closure of M&EC. We view the Exchange Offer as beneficial to the Company and M&EC, as it eliminates M&EC’s dividend obligations and, accordingly, enhances the Company’s consolidated financial statements. As the holder of 100% of the voting capital stock of M&EC, the Company believes that the Exchange Offer will address the illiquidity of M&EC’s Series B Preferred Stock, by giving to the holders of the Series B Preferred Stock shares of our Common Stock. These shares are being offered pursuant to an exemption from registration under federal and state securities laws and, hence, will be considered restricted securities.”

This press release does not constitute an offer or an invitation by Perma-Fix Environmental Services, Inc. to participate in the Exchange Offer in any manner, including in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services for DOE, DOD and commercial facilities nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “views”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: the advantages of the Exchange Offer to the Company, M&EC and the holders of the M&EC Series B Preferred Stock. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, but not limited to, failure to comply with the NASDAQ listing requirements which could result in the Company’s Common Stock being removed from listing on the NASDAQ; shareholder inability to sell the Common Stock received in the Exchange Offer; changes in generally accepted accounting principles; and the “Risk Factors” listed in the Company’s 2017 Form 10-K. While the Company’s Common Stock is listed currently on the Nasdaq Capital Market, failure to continue to meet the Nasdaq’s listing requirements could result in the Common Stock’s removal from listing on the Nasdaq, which could have an adverse effect on the exchanging shareholders’ ability to sell the Common Stock received by them in the Exchange Offer. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316